Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This memorandum of understanding (“MOU”) is entered into as of December 13, 2010 by and among the parties in the action captioned Ron Phillips and Scott Moorehead, Derivatively on Behalf of CLST Holdings, Inc., v. Timothy S. Durham, Robert A. Kaiser, and David Tornek, Cause No. 10-07655 (the “State Action”), now pending in the District Court, 134th Judicial District, Dallas County, Texas (the “State Court”), and by and among the parties in the action captioned CLST Holdings, Inc. v. Red Oak Partners, LLC et al., Civil Action No. 3-09CV00291 (the “Federal Action”), now pending in the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) (the State Action and Federal Action collectively, the “Actions”). This MOU is intended to be and is a binding agreement among all parties to the Actions (the “Parties”) and shall be fully enforceable under Tex. R. Civ. P. 11 and under ordinary principles of contract law. It outlines the general terms of the Settlement (as defined herein) that are to be embodied, together with such other consistent terms as may be agreed by the parties hereto, in a Stipulation (as defined herein) to be submitted for State Court approval as provided herein.

WHEREAS, on February 13, 2009, CLST Holdings, Inc. (“CLST” or the “Company”) filed its Original Complaint and Application for Injunctive Relief against Red Oak Fund, L.P., Red Oak Partners, LLC, and David Sandberg (“Sandberg”) in the Federal Action;

WHEREAS, on March 2, 2009, Red Oak Partners, LLC, Pinnacle Fund LLLP, Bear Market Opportunity Fund, L.P., and Jeffrey S. Jones, filed a Shareholder Derivative Petition Based Upon Self-Dealing. Breach of Fiduciary Duty, Waste of Corporate Assets, and Unjust Enrichment against the Directors in the State Action, in which the plaintiffs asserted putative shareholder derivative claims on behalf of CLST against the Directors:

WHEREAS, on April 6, 2009, CLST filed its First Amended Complaint and Application for Injunctive Relief in the Federal Action against Red Oak Partners, LLC, Red Oak Fund, L.P., Pinnacle Partners, LLC, Pinnacle Fund LLLP, Bear Market Opportunity Fund, L.P., and Sandberg (collectively, the “Red Oak Parties”);

WHEREAS, on March 17, 2010, Red Oak Partners, LLC, Red Oak Fund, L.P., Pinnacle Partners, LLC, and Pinnacle Fund LLLP filed their “Counterclaims and Third-Party Complaint” (the “Federal Counterclaims”) against Timothy S. Durham (“Durham”), Robert A. Kaiser (“Kaiser”), and David Tornek (“Tornek”) (collectively, the “Directors”) in the Federal Action;

WHEREAS, on June 23, 2010, Ron Phillips (“Phillips”) and Scott Moorehead (“Moorehead”) (the “State Plaintiffs”) filed their Shareholder Derivative Petition Based Upon Self-Dealing, Breach of Fiduciary Duty, Waste of Corporate Assets, and Unjust Enrichment against the Directors in the State Action, in which the State Plaintiffs asserted putative shareholder derivative claims on behalf of CLST against the Directors (the State Action and the March 2, 2009 shareholder derivative petition collectively, the “State Litigation”);

WHEREAS, after litigating their respective claims and/or defenses in the Actions, counsel for the Parties have engaged in arm’s-length negotiations concerning the terms and conditions of a potential resolution of the Actions, including an arm’s length mediation in two sessions before a neutral mediator and numerous follow-up communications with the mediator;

WHEREAS, following the above-referenced mediation and negotiations between the Parties, counsel for the Parties have reached an agreement providing for the complete settlement of the Actions on the terms and conditions set forth below (the “Settlement”), and the Parties believe that the Settlement is in the best interests of the parties;

WHEREAS, all Parties recognize the time and expense that would be incurred by further litigation in the Actions and the uncertainties inherent in such litigation and that the interests of the parties would best be served by a settlement of the Actions herein;

WHEREAS, subject to confirmatory discovery as provided for herein, the State Plaintiffs and their counsel have preliminarily determined that the Settlement is fair, reasonable, adequate and in the best interest of CLST and its stockholders;

WHEREAS, each of the Parties denies having committed any violation of law or breach of duty, including breach of any duty to CLST or its stockholders; and

WHEREAS, there has been no admission or finding of facts or liability by or against any party and nothing herein should be construed as such:

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Parties:

1.             Settlement Stipulation: The Parties shall use their good faith best efforts to agree upon and execute an appropriate stipulation of settlement on customary terms acceptable to all Parties (the “Stipulation”) and such other documentation as may be required in order to obtain Final Approval (as defined below) of the settlement of the State Action and the dismissal of the Actions upon the terms set forth herein (collectively, the “Settlement Documents”). The Stipulation shall include the terms, covenants, and releases set forth in this MOU and shall provide for the final resolution and dismissal of both Actions with prejudice.

2.             Presentation to State Court: The State Plaintiffs, Directors, and CLST shall present the Stipulation to the State Court for hearing and approval as soon as reasonably practicable following appropriate notice to CLST’s stockholders, as may be ordered by the State Court, and will use their individual and collective best efforts to obtain Final Approval of the settlement of the State Action by the State Court and the dismissal of the Actions with prejudice as to all claims asserted or which could have been asserted in the Actions and without costs to any party, except as expressly provided herein. CLST shall disseminate and administer notice, as may be ordered by the State Court, and shall be solely responsible to pay the costs and expenses related to providing such notice, in a form to be agreed by the Parties and approved by the State Court. As used herein, “Final Approval” of the settlement of the State Action means that the State Court has entered an order approving the settlement of the State Action in accordance with the Stipulation and the dismissal of the State Action with prejudice, and such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for re-argument, appeal or review, by leave, certiorari or otherwise, has expired. The date on which Final Approval is achieved shall be called the “Effective Date.”

3.             Resignation of Durham: Durham shall resign as Chairman of the CLST Board of Directors (the “Board”) but may remain a member of the Board.

4.             Stock Grants: No additional grants of CLST securities shall be made to the Directors or to any other past, current, or future CLST directors or officers. The foregoing provision shall not limit vesting of any previously granted and disclosed restricted stock.

5.             Related Party Transactions:  CLST shall not engage in any business transactions with any Directors or with any persons or entities who are affiliates of the Directors except as provided herein; provided that for these purposes, “business transactions” shall not include existing and previously disclosed Directors’ compensation arrangements, Mr. Kaiser’s employment related compensation and benefits as previously disclosed nor the reimbursement of business expenses incurred in the ordinary course of business, consistent with past practice.

6.             No Increase in Compensation: The cash compensation plan for members of the Board will not be modified, and the cash compensation payable to Kaiser as an employee of the Company for services rendered will not increase, during the term of the dissolution of the Company.

7.             No Rescission: No rescission of dissolution will be recommended by the Board unless it is subject to the further consent of a majority of the shares held by non-affiliates of the Board.

8.             Durham Deciding Vote: Durham will refrain from voting on any matter in his capacity as a member of the Board, except for a vote consistent with the unanimous vote of the other members of the Board.

9.             No Issuance of Company Stock; No Waiver of Rights Plan: The Company will not issue additional shares of its common stock or other equity securities and will not sell any such shares from its treasury unless its dissolution shall be rescinded. The Company will not waive the application of its Stockholder Rights Plan with respect to any acquisition of the Company’s equity securities prior to a rescission of its dissolution.

10.           Mutual Releases: THE PARTIES HEREBY MUTUALLY RELEASE, effective as of the Effective Date, all claims between the State Plaintiffs and CLST on the one hand and the Directors on the other, and between the Red Oak Parties on the one hand and the Directors and CLST on the other of any type or nature, known and unknown, arising prior to the Effective Date, including but not limited to claims for negligence, fraud, breach of fiduciary duty or any other legal duty, violation of any statute or regulation, or recoupment, reimbursement, or any similar theory, and also including but not limited to claims that have been, could have been, or in the future might be or could be asserted in any forum by CLST shareholders derivatively on behalf of CLST relating to, arising out of, or derived from the allegations, facts, transactions, or claims made the subject of any pleading or allegation in either of the Actions (the “Released Claims”) (the releases effectuated hereby shall hereinafter be referred to as the “Releases”). Notwithstanding the foregoing, the Released Claims shall not include any claims by the

Directors for indemnity and advancement under the Company’s certificate of incorporation, charter, and bylaws, nor shall the Released Claims include any claims by the Company or the Directors under any insurance policy maintained by the Company. If requested by the Directors, the State Plaintiffs shall file any necessary amended pleadings to provide maximum effect to the foregoing and agree to meet and confer with counsel for the Directors in good faith to determine whether to file an amended petition before Final Approval of the Settlement alleging all factual allegations known to the State Plaintiffs and all legal theories reasonably supported by such allegations. The filing of any further pleadings referred to in this Section shall not in any way limit the scope of the Releases, including the application of the Release to unknown claims.

11.           Insurance Contribution: XL Specialty Insurance Company (“XL”) will not seek contribution or reimbursement from the Directors or CLST for any funds expended or advanced by XL (or that XL is obligated to expend or advance) under the applicable policy of directors and officers liability insurance, including without limitation, in connection with the Actions or the Settlement.

12.           Monetary Consideration: As a material term of the settlement of the State Action, the sum of $2,700,000 will be paid to the Company by XL on or before the Effective Date.

13.           Confirmatory Discovery. The State Plaintiffs may obtain reasonable and mutually agreeable confirmatory discovery from CLST and the Directors, to be completed prior to January 28, 2011, for the purpose of confirming whether the settlement of the State Action is in the best interests of CLST and its stockholders. The State Plaintiffs shall maintain the confirmatory discovery as confidential and shall enter into any reasonable agreements or agreed orders as requested by CLST or the Directors to preserve and effectuate such confidentiality. No other discovery shall be permitted in the Actions other than as expressly provided herein.

14.           Attorneys’ Fees. The Directors agree to cause XL to pay $2,250,000 to Robbins Umeda LLP, counsel for the plaintiffs in the State Litigation, within five business days of the Effective Date as compensation for the fees and expenses incurred by counsel for the plaintiffs in the State Litigation and in recognition of the value provided by plaintiffs and their counsel to CLST through the filing and litigation of the State Litigation.

15.           Payment to Red Oak: The Directors agree to cause XL to pay $550,000 to the Red Oak Parties within five business days of the Effective Date, pro rata in accordance with their holdings of Company common stock, in satisfaction of all known and unknown claims of the Red Oak Parties and their affiliates against the Company, the Directors, and their respective affiliates and agents, including but not limited to all claims asserted in the Federal Action.

16.           No Limit on Truthful Testimony: Nothing in this MOU or the Settlement shall limit the right of any person to testify truthfully about any matter in any proceeding or to engage in any activity protected under Section 21F of the Securities Exchange Act of 1934, as amended.

17.           Timing: The Settlement of the Federal Action and the State Action is conditioned on the settlement of the State Action receiving Final Approval, and the Settlement of both Actions will become effective on the Effective Date and will close simultaneously at that time.

18.           Cooperation by Red Oak Parties: The Red Oak Parties and their affiliates will not object to the settlement of the State Action and will take such steps as requested by counsel for the Company and the Directors to ensure that the Red Oak Parties become parties to the State Action and are bound by the Settlement.

19.           Dismissal:  The Parties shall file appropriate motions and stipulations as necessary to dismiss the Federal Action and State Action with prejudice. The Stipulation shall provide for the entry of a final judgment dismissing the State Action with prejudice upon Final Approval of the settlement of the State Action. The Red Oak Parties shall file an agreed motion to dismiss the Federal Action with prejudice within three business days after the Effective Date.

20.           Covenant Not To Sue: The Company and the Directors, on the one hand, and the Red Oak Parties and State Plaintiffs, on the other, agree not to directly or indirectly initiate, participate in, file, assert, or encourage any other person or entity to file or assert, any action, proceeding, or lawsuit against one another, other than (i) an action to enforce the terms of the MOU or Settlement; or (ii) an action against the Company for failing to treat the Red Oak Parties or their affiliates in a fashion pari passu with other stockholders of the Company with respect to the distribution of money or property. This covenant not to sue will not limit the Red Oak Parties’ and State Plaintiffs’ ability to seek to compel an annual stockholders’ meeting in the event that the Company’s dissolution shall be rescinded.

21.           Non-Interference: The Red Oak Parties and the State Plaintiffs covenant not to interfere, directly or indirectly, in the current or prospective business relationships of the Company and/or Directors and will refrain from seeking to influence any third parties dealing with the Company and/or the Directors, provided that the Red Oak Parties, Pinnacle, and State Plaintiffs may communicate with other stockholders of the Company with respect to matters in which the vote, consent or action of stockholders is sought or required; provided further, however, that the foregoing proviso shall not allow any communication or action in opposition to the approval of the Settlement, or that would violate or could reasonably be expected to result in the violation of Paragraph 20 above.

22.           Denial of Liability: The Directors and CLST have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Actions, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties.

23.           Stay of Litigation: The Parties agree that except as expressly provided herein, the Actions and all proceedings therein (including all discovery) shall be stayed pending submission of the proposed Settlement to the State Court for its consideration. Counsel shall enter into such documentation as the Parties may agree to be required or advisable to effectuate the stay.

24.           Broad Interpretation: The covenants, releases, and promises contained in this MOU shall be given the broadest possible interpretation.

25.           Conditions of Settlement: The settlement of the Federal Action and the settlement of the State Action shall become effective on the Effective Date and shall close simultaneously. The consummation of the Settlement is subject to: (a) the drafting, execution and filing of the Stipulation and Settlement Documents for both Actions in a form mutually acceptable to the parties; (b) Final Approval of the settlement of the State Action and dismissal of the Actions with prejudice; and (c) State Plaintiffs’ determination, within three business days following completion of reasonable confirmatory discovery as provided in Paragraph 13 above, that the proposed settlement of the State Action is fair, reasonable and in the best interests of CLST and its stockholders. In addition, the closing of the settlement of the State Action will be a condition of the settlement of the Federal Action, and the closing of the settlement in the Federal Action will be a condition of the settlement of the State Action. This MOU shall be null and void and of no force and effect (including. without limitation, with respect to any intervention by the Red Oak Parties in the State Action) in the event that any of the foregoing conditions is not met, or if, for any reason, the State Court fails to enter an order finally approving the settlement of the State Action. In such an event, the Parties shall be deemed to be in the position they were in prior to the execution of this MOU, and this MOU and the statements made therein shall not be deemed to prejudice, compromise, or impact in any way any of the positions of the Parties with respect to the Actions (including, without limitation, any positions that are the subject of various pending motions in the Actions), or to constitute an admission of fact or wrongdoing by any Party, and shall not entitle any Party to recover any costs or expenses incurred in connection with the implementation of this MOU.

26.           Binding Agreement: This MOU is an enforceable contract and is binding on all of the Parties. The Parties agree that all of the covenants set forth in this MOU are supported by adequate consideration. The MOU will only become null and void and of no force and effect upon occurrence of the events specifically set forth in Paragraph 25 above.

27.           No Admission Of Liability: The provisions contained in this MOU shall not be deemed a presumption, concession or admission by any Party of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged in the Actions or in any other action or proceeding.

28.           Entire Agreement/No Third-Party Beneficiaries: Each Party severally acknowledges that no promise, inducement or agreement not expressed herein has been made to it or him or her, that this MOU contains the entire agreement between or among the parties concerning the matters described in this MOU, and, except as expressly provided herein, that there are no third-party beneficiaries to this MOU.

29.           Counterparts: This MOU may be executed in counterparts by any of the signatories hereto, including by telecopier or by email PDF, and as so executed shall constitute one agreement.

30.           Choice of Law and Forum: This MOU and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles. Any action arising out of or relating to this MOU shall be brought exclusively in the courts of the State of Texas in Dallas County, Texas.

31.           No Oral Modifications: This MOU may be modified or amended only by a writing signed by all of the signatories hereto.

32.           Representation of Authority: Each of the attorneys executing this MOU has been duly empowered and authorized by his/her respective client(s) to do so. This MOU shall be fully enforceable pursuant to the terms set forth herein and shall constitute a binding agreement pursuant to Rule 11 of the Texas Rules of Civil Procedure.

EXECUTED AND AGREED:

/s/ Mark T. Josephs
Mark T. Josephs
State Bar No. 11031400
Andrew D. Graham
State Bar No. 24041002
JACKSON WALKER L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Telephone: (214) 953-6000
Facsimile: (214) 953-5822
Attorneys for Defendant Robert A. Kaiser and for Nominal Defendant CLST Holdings, Inc.,

/s/ Ken Carroll
Ken Carroll
State Bar No. 03888500
Jennifer Evans Morris
State Bar No. 24013198
Bryan Erman
State Bar No. 24040870
CARRINGTON, COLEMAN, SLOMAN & BLUMENTHAL, L.L.P.
901 Main Street, Suite 5500
Dallas, Texas 75202
Telephone: (214) 855-3000
Facsimile: (214) 855-1333

Attorneys for Defendant Timothy S. Durham

/s/ Michael A. Swartzendruber
Michael A. Swartzendruber
State Bar No. 19557702
Peter Stokes
State Bar No. 24028017
Barton Wayne Cox
State Bar No. 24065087
FULBRIGHT & JAWORSKI L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
Telephone: (214) 855-8000
Facsimile: (214) 855-8200

Attorneys for Defendant David Tornek

/s/ George Aguilar
Joe Kendall
State Bar No. 11260700
Jamie McKey
State Bar No. 24045262
KENDALL LAW GROUP, LLP
3232 McKinney Avenue, Suite 700
Dallas, Texas 75204
Telephone: (214) 744-3000
Facsimile: (214) 744-3015

ROBBINS UMEDA
Brian J. Robbins
George C. Aguilar
Ashley R. Palmer
Jay N. Razzouk
600 B Street, Suite 1900
San Diego, CA 92101
Telephone: (619) 52503990
Facsimile: (619) 525-3991

Attorneys for Ron Phillips and Scott Moorehead

/s/ Daniel F. Wake
Daniel F. Wake
SANDER INGEBRETSEN & WAKE, P.C.
1660 17th Street, Suite 450
Denver, Colorado 80202
Telephone: (303) 285-5544
Facsimile: (303) 285-5301

SULLIVAN & COOK LLC
Frank P. Skipper
State Bar No. 18471200
2301 Cedar Springs Road, Suite 200
Dallas, Texas 75201
Telephone: (214) 520-7494
Facsimile: (214) 528-6925

Attorneys for Red Oak Partners, LLC, Red Oak Fund, L.P., Pinnacle Partners, LLC, Pinnacle Fund LLLP, Bear Market Opportunity Fund, L.P., and David Sandberg